Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemical Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on the Pre-Effective Amendment No. 1 to Form S-3 of Chemical Financial Corporation of our reports dated February 28, 2007, with respect to the consolidated statement of financial position of Chemical Financial Corporation as of December 31, 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows, for the year ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Chemical Financial Corporation.

Our report refers to changes in the method of measuring prior-year uncorrected misstatements when quantifying misstatements in current year financial statements and the method of accounting for defined benefit and post retirement obligations in 2006.

                                                                                                              /s/ KPMG LLP

Detroit, Michigan
June 25, 2007